Exhibit 5.1

[LETTERHEAD OF Kirkpatrick & Lockhart LLP]


March 11, 2004


IR BioSciences Holdings, Inc
8655 East Via De Ventura, Suite E-155
Scottsdale, Arizona  85258

Ladies and Gentlemen:


         We have acted as counsel to IR BioSciences Holdings, Inc., a Delaware corporation (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of 1,800,000 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock") under the Company's 2003 Stock Option, Deferred Stock and Restricted Stock Plan (the "Plan").

         You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of Shares upon exercise of awards or Shares granted under the Plan, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion set forth below is limited to the of Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

         Based upon and subject to the foregoing, it is our opinion that the Shares included in the Registration Statement are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of awards granted under the Plan, included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.




                                                 /s/ KIRKPATRICK & LOCKHART LLP